UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/08/2010

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 8, 2010, the Registrant and Fisker Automotive, Inc. executed an Amended and Restated Supply Agreement that amends and supercedes in its entirety a Supply Agreement executed on April 28, 2010 (the "Original Supply Agreement"). Pursuant to the terms of the Amended and Restated Supply Agreement, the Registrant will be the exclusive supplier to Fisker Automotive of the following components and subsytems included within the Registrant's Q-Drive powertrain system that will be used in Fisker Automotive's Karma vehicle: (i) the hybrid controller and hybrid control software, (ii) the on-board charger, (iii) the DC-DC converter, and (iv) the solar roof (collectively, the "Components"). The purchase price for the Components on a per vehicle basis (which includes a service fee, license and royalty fee) starts at approximately $4,100 for the first 6,500 vehicles and gradually decreases based on volume to approximately $3,200 dollars once 30,000 units are ordered and stays at that price for volumes in excess of 30,000 units. Under the Original Supply Agreement, in addition to the Components described above, the Registrant was also the supplier of the inverters and related software (the "Inverter") used in the Q-Drive system and the per unit purchase price started at $9,300 and gradually decreased to $7,000 as volume increased. The foregoing description of the Amended and Restated Supply Agreement is qualified in its entirety by the full terms of the Amended and Restated Supply Agreement and Fisker Automotive's General Terms and Conditions of Purchase, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference. The Amended and Restated Supply Agreement filed as Exhibit 10.1 is a redacted version with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

The Amended and Restated Supply Agreement was entered into after both parties decided to change the supply source for the Inverter to a new supplier and to allow Fisker Automotive to directly source and integrate the Inverter in order to reduce the overall cost of the Q-Drive powertrain system. Despite the lower revenue base, the amended structure provides the Registrant with the ability to make higher product margins and gross profits as compared to the Original Supply Agreement.

On September 7, 2010, the Registrant issued a press release announcing that it received purchase orders from Fisker Automotive with an approximate aggregate value of $30 million for the supply of key Q-Drive components and subsytems for the Fisker Karma vehicle. After giving effect to the parties' execution of the Amended and Restated Supply Agreement, the cancellation of the purchase orders related to the Inventers, and the Registrant's receipt of new purchase orders from Fisker on November 8, 2010, the approximate aggregate value of outstanding purchase orders related to the Fisker Karma program is approximately $24.4 million.

Item 1.02.    Termination of a Material Definitive Agreement

The disclosure made under Item 1.01 with respect to the cancellation of the purchase orders and production release related to the Inverters is hereby incorporated into this Item 1.02 by reference.

Item 9.01.    Financial Statements and Exhibits

10.1 Amended and Restated Supply Agreement, dated November 8, 2010, between the Registrant and Fisker Automotive, Inc.*
10.2 Fisker Automotive's General Terms and Conditions of Purchase

* Certain portions of this Exhibit have been omitted and are being separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: November 09, 2010	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Amended and Restated Supply Agreement, dated November 5, 2010, between the Registrant and Fisker Automotive, Inc.
EX-10.2	Fisker Automotive's General Terms and Conditions of Purchase